Exhibit 23.1

May 4, 2005

Board of Directors
Astris Energi Inc.
2175-6 Dunwin Drive
Mississauga, Ontario, Canada
L5L 1X2

Dear Sirs:

We hereby consent to the incorporation in this Registration Statement on Form F-3 of our report dated April 26, 2005, appearing in Astris Energi Inc.’s Annual Report on Form 20-F for the year ended December 31, 2004.

Yours very truly,

DANZIGER & HOCHMAN

Chartered Accountants

DD/ekm